________________________
Name of Prospective Assignee







                       PACIFIC MEDICAL LIMITED PARTNERSHIP

              A Limited Partnership Formed Under the Laws of Hawaii


                         CONFIDENTIAL ASSIGNMENT SUMMARY


                           Sale by Lithotripters, Inc.
                                       of
                     6 Units of Limited Partnership Interest



        THIS SUMMARY IS PROVIDED TO THE PROSPECTIVE ASSIGNEE WHOSE NAME APPEARS ABOVE SUBJECT TO THE TERMS OF A CONFIDENTIALITY AGREEMENT WHICH PROHIBITS DISTRIBUTION OF THIS MEMORANDUM BY SUCH PERSON TO ANYONE OTHER THAN PERSONS RETAINED BY HIM OR IT TO PROVIDE ADVICE
                 WITH RESPECT TO THE MATTERS HEREIN ADDRESSED.




                            MEDTECH INVESTMENTS, INC.
                              Exclusive Sales Agent
                                2008 Litho Place
                       Fayetteville, North Carolina 28304
                                 1-800-682-7971

                    The Date of this Summary is July 13, 1998


                  SUMMARY OF ASSIGNMENT OF LIMITED PARTNERSHIP
                INTERESTS OF PACIFIC MEDICAL LIMITED PARTNERSHIP


          Lithotripters, Inc. ("Litho"), a North Carolina corporation, and the general partner of Pacific Medical Limited Partnership, a Hawaii limited partnership (the "Partnership"), hereby offers for sale and assignment on the terms set forth herein, a maximum of 6 units of limited partnership interest (collectively, the "Partnership Interests") in the Partnership issued to and held by Litho. Each Partnership Interest represents a 1% economic interest in the Partnership, and the Partnership Interests are offered for assignment at a price per Partnership Interest of $5,000 in cash payable to Litho, plus a personal guaranty of 1% of the Partnership's obligations under the loan of up to $1,652,014 from First Citizens Bank & Trust Company (the "Loan") (up to a $16,520.14 principal guaranty obligation per 1% Partnership Interest). Prospective assignees who meet certain requirements may be able to fund all or a portion of their Partnership Interest purchase price with the proceeds of certain third-party financing. See "The Offering - Limited Partner Loans" below. The
          Partnership   owns  and  operates  a  Lithostar   second   generation
          extracorporeal shock-wave lithotripter for the lithotripsy of kidney stones housed in a self-propelled mobile coach servicing the island of Oahu, Hawaii.

          As the Partnership Interests being offered are owned by Litho, Litho (not the Partnership) will receive any proceeds from the sale of such Partnership Interests. Partnership Interests may only be purchased by persons meeting certain suitability standards as provided herein. See "Terms of the Offering - Suitability Standards." An investment in the Partnership Interests is a long-term investment and should not be made by persons who need liquidity in their investments.

          THE PARTNERSHIP INTERESTS ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS NOT BEEN FILED WITH ANY STATE SECURITIES AGENCY OR WITH THE SECURITIES AND EXCHANGE COMMISSION. ______________

          NEITHER  THE  SECURITIES   AND  EXCHANGE   COMMISSION  NOR  ANY  STATE
          REGULATORY BODY HAS PASSED UPON THE VALUE OF THE PARTNERSHIP INTERESTS, MADE ANY RECOMMENDATIONS AS TO THEIR PURCHASE, APPROVED OR DISAPPROVED THE SALE, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS SUMMARY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
          ______________

          THE PARTNERSHIP INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. NO PUBLIC OR OTHER MARKET EXISTS OR WILL DEVELOP FOR THE PARTNERSHIP INTERESTS. PARTNERSHIP INTERESTS ARE NOT
          TRANSFERABLE WITHOUT THE CONSENT OF THE GENERAL PARTNER AND SATISFACTION OF CERTAIN OTHER CONDITIONS INCLUDING THE AVAILABILITY OF AN EXEMPTION UNDER THE SECURITIES ACT OF 1933 AND VARIOUS STATE SECURITIES LAWS. INVESTORS SHOULD PROCEED ONLY ON THE ASSUMPTION THAT THEY MAY HAVE TO BEAR THE ECONOMIC RISK OF AN INVESTMENT IN THE PARTNERSHIP INTERESTS FOR AN INDEFINITE PERIOD OF TIME.
                                                  _______________


            OFFERING MEMORANDUM AND CERTAIN SUPPLEMENTAL INFORMATION

          The sole purpose of this summary (the "Summary") is to set forth the terms and conditions of the sale and assignment of the Partnership
          Interests in the Partnership by Litho, and to provide information concerning the Partnership's operations since the closing on April 1, 1996 of the Partnership's initial offering of limited partnership interests (the "Offering"). The terms of the Partnership's Offering and a description of its business and the risks associated with an investment in the Partnership are set forth in the Partnership's Confidential Private Placement Memorandum dated January 8, 1996, as amended and as supplemented (the "Memorandum"), and are incorporated herein by reference. A copy of the Memorandum accompanies this Summary. Prospective assignees are also urged to review carefully the Partnership's Agreement of Limited Partnership included as Appendix B to the Memorandum (the "Partnership Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Memorandum.

             IN MAKING AN INVESTMENT DECISION, PROSPECTIVE ASSIGNEES
      MUST RELY ON THEIR OWN EXAMINATION OF THE PARTNERSHIP, ITS BUSINESS
           AND OPERATIONS. PROSPECTIVE ASSIGNEES SHOULD NOTE THAT AN
      INVESTMENT IN THE PARTNERSHIP INTERESTS IS SUBJECT TO CERTAIN RISKS.
                     SEE "RISK FACTORS" IN THE MEMORANDUM.

          Between January 8, 1996 and the closing of the Offering, certain terms of the Offering changed as reflected in supplements to the Memorandum, copies of which are herewith provided and should be carefully reviewed. In summary, the First Supplement dated February 23, 1996, provided the following clarifications and amendments to the
          Memorandum:

          (i) Professional Liability Insurance -- Prior to beginning business operations, the Partnership agreed to acquire professional liability insurance covering itself and its employees in an amount of $3,000,000 per claim, $5,000,000 in the aggregate. Such insurance is in effect as of the date of this Summary.

          (ii) Lithostar Service Contract -- The Siemens bid of $120,000 per year for the Lithostar maintenance contract was accepted by the Partnership. Under the Siemens contract, most maintenance during the first year of operation is covered by a warranty. Service expenditures in the initial year are expected to be limited to the estimated $10,000 cost of shock tube replacements which are not covered by the manufacturer's warranty.

          (iii) Management Fee -- The Memorandum disclosed that Litho, in its capacity as the management agent of the Partnership, would receive a management fee from the Partnership equal to the greater of $8,000 per month or 7.5% of Partnership net cash flow per month. Litho agreed to accept a management fee of 7.5% of Partnership net cash flow per month with no guaranteed minimum amount.

          (iv) Partnership Books, Billings and Collection -- Except as otherwise required by federal rules and regulations regarding government program patients, the Partnership ordinarily would maintain clinic books and records, and provide all billing and collection services.

          (v) Noncompetition - Litho and its Affiliates agreed that, during the life of the Partnership, they would not own, operate or manage a competing lithotripsy business on the islands of Hawaii.

          (vi) Service Area -- The Partnership's mobile service area will be limited to the island of Oahu.

          (vii) Extension of Offering Termination Date -- The First Supplement extended the original offering termination date from February 23, 1996 to March 16, 1996.

          The Second Supplement dated March 15, 1996 further extended the offering termination date to April 1, 1996. The Third Supplement dated April 1, 1996 closed the Offering effective at 5:00 p.m., Hawaii time, April 1, 1996. Subsequent to the closing of the Offering, and pursuant to the terms of the Memorandum, the Partnership continued to solicit subscriptions for unsold Units until April 15, 1996. See "The Partnership - Closing of the Partnership's Offering" below.

          Effective April 26, 1996, the former shareholders of Litho listed in the Memorandum sold all of their shares of Litho stock to Prime Medical Services, Inc., a Delaware corporation ("Prime"). Since the date of the sale, Litho's management has undergone certain changes as discussed in more detail below. See "The Partnership - Management".

          Following  the  Closing,   the  Partnership  also  negotiated  certain
          modifications to the terms of the Loan. See "Sources and Applications of Funds" below.

                                 THE PARTNERSHIP

          The Partnership was organized and created under the Hawaii Uniform Limited Partnership Act, as amended, on December 14, 1995. Litho is the general partner of the Partnership and is a wholly-owned subsidiary of Prime. Litho currently holds a 20% economic interest in the Partnership in its capacity as the general partner, and the existing limited partners, including Litho, collectively, hold the remaining 80% economic interest in the form of limited partner interests in the Partnership. Litho holds an aggregate 21% limited partner interest in the Partnership, and affiliates of Prime and Litho hold an aggregate 4% limited partner interest in the Partnership. In the event all the Partnership Interests hereby offered are assigned, Litho will continue to own a 15% limited partnership interest in the Partnership. The principal address of the Partnership and Litho is 2008 Litho Place, Fayetteville, North Carolina 28304. The telephone number of the Partnership and Litho is (800) 682-7971.

Closing of the Partnership's Offering

          The  Offering  initially  closed  on April  1,  1996,  with  continued
          solicitation activity through April 15, 1998. In total, the Partnership sold 80 units of limited partnership interest to 35 investors (including Litho and its Affiliates) for $190,750 in cash and $1,321,611.20 in guarantees of Partnership principal obligations under the Loan (up to $1,652,014). Because the Partnership had not received its CON as of the closing, the subscription funds and guarantees of the Limited Partners remained in escrow with the Escrow Agent in accordance with the terms of the Offering pending receipt of the CON. See "Regulation - State Issues" and "Terms of the Offering - Extended Escrow" in the Memorandum.

Partnership Operations

          Following the grant of a CON to the Partnership in March, 1997, the Partnership notified the Escrow Agent and the subscription funds of the Limited Partners and the Loan proceeds were released to the Partnership. The Partnership's Lithostar was acquired from Siemens in September, 1997 and is covered by a manufacturer's warranty until September 4, 1998 for most repairs and maintenance. The Partnership's Lithostar is housed in a mobile coach manufactured by AK Associates, Inc., an Affiliate of Litho (the "AK Coach"). In Litho's opinion, the AK Coach is better suited for the Partnership's mobile operations than the Calumet Coach originally anticipated to be purchased for the Lithostar. The AK Coach is 40' long, 8' wide and 13' 6" high. It is equipped with complete HVAC and a humidifying system. The AK Coach is fully wired and includes full lighting with emergency battery power lighting. Four hydraulic stabilizing stands are provided, one at each corner of the unit, to level the AK Coach at each treatment site. The AK Coach includes a

          2,000 pound capacity patient lift platform and is warranted against certain defects for a period of one year from the date of purchase.

          The Partnership's lithotripsy operations commenced on September 5, 1997. The Partnership is now a party to contracts with several hospitals for the provision of lithotripsy services in the Service Area, including Castle Medical Center and Wahiwa General Hospital pursuant to which the Partnership is responsible for billing and collecting from private insurance payors and the hospitals bill and collect from government program payors. The contract with Castle Medical Center is presently being renegotiated to convert the agreement from a services arrangement to a lease arrangement pursuant to which the Partnership would lease the Lithostar Mobile System to the hospital for a fixed monthly rental fee.

          The Partnership also has entered into agreements with St. Francis Medical Center and St. Francis-West pursuant to which the Partnership receives a portion of the per procedure treatment fee and the hospitals are responsible for billing and collecting from all insurance program payors. The Partnership and Kaiser Permanente are also presently negotiating a services agreement and the Partnership has already began lithotripsy operations at Kaiser under the terms of a letter of intent providing for per procedure payments to the Partnership.

          The contract terms are primarily for one year and renew automatically for successive periods unless terminated by either party. Insurance contracts with the major payors covering the Service Area have been completed with a per case treatment fee payable to the Partnership. The treatment fees vary from insurance company to insurance company, and the General Partner has agreed on behalf of the Partnership to the rates in each contract.

                                   MANAGEMENT

          Since the original date of the Memorandum, the former shareholders of Litho listed in the Memorandum sold all of their shares of Litho stock to Prime. Prime is the largest provider of lithotripsy services in the United States and owns interests in and/or manages a total of 62 lithotripters, of which 55 are mobile and seven are fixed site. Prime's lithotripters performed approximately 20% of the estimated 180,000 lithotripsy procedures in the United States in 1997. Prime is a public company listed on NASDAQ and is the sole shareholder of Litho. Certain changes have occurred in Litho's management from the description in the Memorandum. See "The General Partner" in the Memorandum. Dr. Jenkins remains a Director and is the President and Chief Executive Officer of Litho. He also serves as Prime's President and Chief Executive Officer and is a member of its Board of Directors. Other senior management positions at Litho are currently held as follows:

         Name                                        Offices Held

         Kenneth S. Shifrin                          Director
         Cheryl L. Williams                          Vice President and Director
         Philip J. Gallina                           Secretary and Treasurer

          The Memorandum discusses the credentials of all current members of Litho's senior management team except Mr. Shifrin and Ms. Williams. Mr. Shifrin is a Director and Chairman of Prime's Board of Directors and is the Chairman and Chief Executive Officer of American Physicians Service Group, Inc. ("APS") with whom he has held several positions since February 1985. Ms. Williams has held financial positions with APS Systems, Inc. (a wholly-owned subsidiary of APS) and Fairchild Aircraft Corporation and presently also serves as Prime's Chief Financial Officer, Vice President-Finance and Secretary.


                               REGULATORY UPDATES

Federal Issues

     Health facilities, such as the Partnership, which seek reimbursement for services covered by Medicare or Medicaid (collectively, the "Government Programs") are subject to federal regulation. As noted in the Memorandum (See "Regulation - Federal Issues" in the Memorandum), Congress has passed legislation prohibiting provider self-referral of patients for "designated health services," which include inpatient and outpatient hospital services (42 U.S.C. Section 1395nn (Supp. 1994)) ("Stark II"). Subject to certain exceptions, Stark II provides that if a physician (or a family member of a physician) has a financial relationship with an entity: (i) the physician may not make a referral to the entity for the furnishing of designated health services reimbursable under the Government Programs; and (ii) the entity may not bill Government Programs, any individual or any third-party payor for designated health services furnished pursuant to a prohibited referral. The prohibitions of Stark II only apply to the treatment of Government Program patients, and have no application to services performed for non-government program patients. Entities and physicians committing an act in violation of Stark II are required to refund amounts collected in violation of the statute and also are subject to civil monetary penalties and exclusion from the Government Programs.

          As discussed in the Memorandum, on October 19, 1995, the House of Representatives passed H.R. 2425, titled "An Act to amend Title XVIII of the Social Security Act to preserve and reform the Medicare program." Section 15202 of that act attempted to revise the definition of "designated health services" subject to Stark II prohibitions to exclude inpatient and outpatient hospital services. However, on December 6, 1995 H.R. 2425 (which was ultimately incorporated into the Seven Year Budget Reconciliation Act of 1995 (H.R. 2491)), was vetoed by President Clinton resulting in no substantive changes to Stark II.

          Currently, the Government Programs only reimburse for lithotripsy if the service is provided through a hospital. Accordingly, in most cases, lithotripsy services provided by the Partnership are provided "under arrangements" with hospitals, whereby the treatment services are billed by the contracting hospitals in their names and under their Government Program provider numbers.

          Many key terms in Stark II are not adequately defined and the statute is silent regarding its application to health care providers, such as the Partnership, contracting "under arrangements" with hospitals for the provision of outpatient services such as lithotripsy. In the past, Litho has interpreted Stark II consistent with the informal view of the General Counsel for the United States Department of Health and Human Services, and concluded that the statute did not apply to the Partnership's method of conducting business. Based upon a reasonable interpretation of Stark II, by referring a patient to a hospital furnishing the outpatient lithotripsy services "under arrangements" with the Partnership, a physician investor in the Partnership is not making a referral to an entity (the hospital) in which he or she has a financial relationship.

          On January 9, 1998, the Health Care Financing Administration ("HCFA"), the federal agency responsible for administering the Medicare program, published proposed regulations designed to clarify certain ambiguities and define certain terms of Stark II (the "Proposed Stark II
          Regulations"). The Proposed Stark II Regulations and HCFA's accompanying commentary apply the physician referral prohibitions of Stark II to the Partnership's present practice of contracting "under arrangements" with hospitals for treatment and billing of Government Program patients. Under this interpretation, physician Limited Partner referrals of Government Program patients to contracting hospitals would be prohibited.

          At the present time the regulations are only proposed and HCFA has solicited public comments on the regulations. Litho cannot predict when final regulations will be issued or the substance of the final regulations, but the interpretive provisions of the Proposed Stark II Regulations may be viewed as HCFA's interim enforcement position until final regulations are issued. Litho will continue to work through the American Lithotripsy Association to encourage the adoption of legislation supportive of urologists' ability to lawfully maintain ownership interests in ventures that provide lithotripsy services to all of their patients. Additionally, Litho will continue to carefully review the Proposed Stark II Regulations and accompanying HCFA commentary, and explore other alternative plans of operations that would allow the Partnership to operate in compliance with Stark II and its final regulations.

          In the event Litho is unable to devise a plan pursuant to which the Partnership may operate in compliance with Stark II and its final regulations, Litho is obligated under the Partnership Agreement either
          (i) to purchase (or cause the sale of ) the Partnership Interests of all the Limited Partners at their Capital Account values, or (ii) dissolve and liquidate the Partnership. See "Summary of the
          Partnership Agreement - Optional Purchase of Limited Partner Interests" in the Memorandum. Furthermore, as noted above, HCFA's adoption of the current Proposed Stark II Regulations as final will mean that the Partnership and its physician Limited Partners are in violation of Stark II. In such instance, the Partnership and/or the physician Limited Partners may be required to refund any amounts collected from Government Program patients in violation of the statute, and may be subject to potential civil monetary penalties and possible exclusion from the Government Programs.

          In any event, prospective assignees should consider that whenever an additional offering of ownership interests is made available to persons with the potential to refer patients for services, there is a possibility that HCFA may question whether the ownership interests are being provided in exchange for potential referrals by the new owners or for a legitimate business reason. Remuneration, which can include the provision of an ownership interest in a facility to which a person would refer patients for services, may constitute a violation of the federal fraud and abuse statute (Section 1128B of the Social Security
          Act). Whether the offering of ownership interests to additional investors who may refer patients to the Partnership might constitute a violation of this legislation must be determined in each case based upon the specific facts involved. The various mechanisms in place to avoid providing a financial benefit to prospective purchasers of the Partnership Interests for any referrals of patients, and the existence in Litho's view of valid business reasons to assign the Partnership Interests unrelated to the prospective assignee's ability to refer patients, form the basis of Litho's position that this offering is in compliance with legal requirements; however, HCFA has not been requested to review this offering (or offerings of this type to additional investors) to determine whether it agrees with Litho's position in this regard. Thus, federal and state regulatory authorities may interpret this offering as a means to illegally influence the referral patterns of the prospective assignees of the Partnership Interests. Because there is no legal precedent interpreting circumstances similar to these facts, it is not possible to predict with certainty how this issue may be resolved if litigated.

                        SOURCES AND APPLICATIONS OF FUNDS

          The following table sets forth the sources of the available funds after the closing of the Offering in April 1, 1996 and their use by the Partnership through the date of start-up of operations in September 1997:


Sources of Funds
Limited Partners Contribution (1)        190,750                        (11.29%)
General Partner Contribution (1)          47,688                        ( 2.82%)
Loan (2)                               1,451,816                        (85.89%)
         TOTAL SOURCES                $1,690,254                       (100.00%)
Application of Funds
Lithostar (2)                            850,000                        (50.29%)
Coach (2)                                290,373                        (17.18%)
Hawaii Use Tax (2)                        46,224                        ( 2.73%)
Shipping (2)                              15,219                       (   .90%)
Organizational and Start-up Costs(3)      40,000                       (  2.37%)
Syndication Costs (4)                     31,610                        ( 1.87%)
Working Capital and Reserve (5)          416,828                        (24.66%)

         TOTAL APPLICATIONS           $1,690,254                       (100.00%)

Notes to Sources and Applications of Funds Table

          (1) Represents the actual cash proceeds from the Partnership's initial Offering.

          (2) The Partnership used the Loan proceeds to acquire the Lithostar ($850,000), the AK Coach (including federal excise taxes)($290,373), to pay the actual Hawaii use tax on the AK Coach and the Lithostar ($46,224) and to ship the AK Coach and the Lithostar to Hawaii ($15,219). The purchase prices listed for the Lithostar and AK Coach differ from the prices listed for the equipment in the Memorandum. The differences in the prices reflects discounts on the Lithostar and AK Coach negotiated by Litho and made available to the Partnership. The Partnership has since made a draw of $24,525 against the working capital line provided by the Bank. See Note 5 below.

          (3) This amount includes the (i) legal and accounting costs associated with organizing the Partnership, preparing the Partnership Agreement, the Management Agreement and other ancillary Partnership documents,
          (ii) management fees paid to Litho prior to the commencement of the Partnership's operations and (iii) all out-of-pocket expenses incurred by the General Partner and its Affiliates associated with the initial start-up of the Partnership's operations.

          (4) Includes commissions paid to the Sales Agent, reimbursement to the Sales Agent for out-of- pocket expenses incurred in selling the Units in the Offering and legal and accounting costs associated with the preparation of the Memorandum.

          (5) The Partnership has extended the term of the credit line and interest only payment period under the Loan until August 25, 1998, at which time payments will be due in accordance with the 42 month schedule outlined in the Memorandum. See "Proposed Activities - Funding for Partnership Activities - General" in the Memorandum. The Partnership to date has borrowed $24,525 of the $250,000 available limit under the working capital credit line and has made a principal prepayment of $100,000 on April 16, 1998. As of the date of this Summary, the Loan balance is approximately $1,125,490.





            [The remainder of this page is intentionally left blank.]

                     FINANCIAL CONDITION OF THE PARTNERSHIP

          Set forth below are the Partnership's internally prepared, accrual based (i) Income Statement for the year ended December 31, 1997 and for the five-month period ended May 31, 1998 and (ii) Balance Sheet as of December 31, 1997 and as of May 31, 1998.

                       PACIFIC MEDICAL LIMITED PARTNERSHIP
                         STATEMENT OF INCOME (UNAUDITED)

                                                         Year Ended                      Five-Month Period Ended
                                                      December 31, 1997                       May 31, 1998
                                                                   Percentage of                        Percentage of
                                                      Amount       Total Revenue           Amount       Total Revenue
Operating Revenue                                   $308,025                 100         $546,795                 100

Salaries and Benefits                                 51,672                16.8           57,305                10.5
Mobile Unit Expense                                    2,916                  .9           45,087                 8.2
Travel and Entertainment                              44,770                14.5           14,434                 2.6
Legal and Professional Fees                           10,013                 3.3            6,051                 1.1
Management Overhead Allocation(1)                     15,503                 5.0           36,548                 6.7
Depreciation and Amortization                        135,944                44.1          105,494                19.3
Other Administrative Expenses                         20,834                 6.8           16,252                 3.0
      Total                                         $281,652                91.4         $281,171                51.4
Net Operating Income                               $  26,373                 8.6         $265,624                48.7
Other Income                                           2,846                  .9           12,558                 2.3
Other Income, Net                                   (29,956)                 9.7        ($29,914)                 5.5
Net Income                                        ($  3,583)                 1.2         $235,710                43.1


     (1) The amount shown represents the management fees paid to Lithotripters, Inc. as management agent for the Partnership.

                       PACIFIC MEDICAL LIMITED PARTNERSHIP
                                  BALANCE SHEET


                                              As of 12/31/97       As of 5/31/98
Cash                                                 $25,938             $72,241
Accounts Receivable                                  308,025             518,380
Prepaid Items                                          3,745               3,437
Property/Equipment (Net)                           1,077,320             975,159
Organizational Costs (Net)                            36,666              33,332

    Total Assets                                  $1,451,694          $1,602,549
Accounts Payable                                      12,224               3,284
Accrued Liabilities                                   20,964              81,943
Long Term Debt*                                    1,201,341           1,125,490
Due to Affiliates                                      4,121               2,877
Retained Earnings                                    (3,583)             (3,583)
Net Income                                                 0             235,710
Partnership Capital**                                216,627             206,828
Partners' Distributions***                                 0            (50,000)
    Total Liabilities and Partner's Capital       $1,451,694          $1,602,549


          * See note 5 in Sources and Applications of Funds Above.

          ** The amount of Partnership Capital shown is the amount of initial Partner Capital Contributions less the syndication costs for the Offering, plus interest earned thereon.

          *** Although the Partnership made a cash distribution to its Partners at the end of the first quarter of 1998, no assurance can be given that distributions in the same or any amount will be made in the future. See "Summary of the Partnership Agreement - Profits, Losses and Distributions" in the Memorandum.

                                  THE OFFERING

The Partnership Interests and Purchase Price

          Litho is hereby offering for sale and assignment Partnership Interests which in the aggregate represent a 6% economic interest in the Partnership. Each Partnership Interest represents a 1% economic interest in the Partnership. The price for each Partnership Interest is $5,000 in cash payable at assignment, plus the assumption of Litho's guaranty of the Partnership's principal obligations attributable to the purchased Partnership Interests (up to a $16,520.14 principal guaranty obligation per 1% Partnership Interest). The Guaranty is included in the assignment materials accompanying this Summary (the "Assignment Packet"). Litho has arranged for financing of the Partnership Interests' purchase price with First Citizens Bank & Trust Company, Fayetteville, North Carolina (the "Bank"). Therefore, in lieu of paying the purchase price in cash, prospective assignees may execute and deliver to the Sales Agent upon delivery of their Assignment Packets, a Limited Partner Note, a Loan and Security Agreement, Security Agreement and two Uniform Commercial Code Financing Statements ("UCC-1's") (collectively, the "Loan Documents"). See "The Offering- Limited Partner Loans" and the forms of the Limited Partner Note, the Loan and Security Agreement and Security Agreement attached to the Bank Commitment as Exhibits A, B and C, respectively, which is attached hereto as Appendix A, and the UCC-l's attached as a part of the Assignment Packet. The cash portion of the purchase price for the Partnership Interests has been arbitrarily determined by Litho and is not necessarily indicative of their value. No assurance can be given that the Partnership Interests, if and when transferable, could be sold for the price set forth herein or for any amount. For each 1% Partnership Interest it owns, Litho paid $2,230 in cash and delivered a guaranty of 1% of the Loan obligations. Litho purchased its Partnership Interests on the same terms as the other Limited Partners except that the cash purchase price it paid was reduced by $270 per 1% limited partnership unit because no sales commission was payable on purchases by Litho or its Affiliates in the Offering.

          The cash purchase price, the Guaranties and, if applicable, the Loan Documents of the prospective assignees will be held in an interest bearing escrow account with the Bank, until either the application for assignment is accepted by Litho and approved by the Bank, Litho (or the Bank, in the case of a prospective assignee seeking to finance all or a portion of his or its Partnership Interest purchase price) rejects the application or this assignment offering is terminated.

          A prospective assignee who pays his or its purchase price with a check upon submission of his or its Assignment Packet, and whose assignment materials are received and accepted by Litho, will become a Limited Partner in the Partnership. Acceptance of the assignment by Litho is conditioned on (i) the satisfaction of the suitability standards for an investor in the Partnership as set forth below and (ii) the prospective assignee's Guaranty being approved by the Bank. Upon admission as a Limited Partner, the prospective assignee's cash funds (plus interest) will be released from escrow to Litho and the Guaranties will be released to the Bank. If a prospective assignee finances his or its purchase price with the proceeds of a Limited Partner Note, Litho's decision to sell and assign the Partnership Interest to such prospective assignee will be further conditioned upon the Bank's approval of the prospective assignee's Loan Documents and the funding of the loan contemplated thereby. If the prospective assignee is acceptable to Litho, after receipt of the Bank's approval of his or its Loan Documents, Litho will inform the Escrow Agent that it will assign the Partnership Interest to the prospective assignee and the Escrow Agent will release the Loan Documents to the Bank and the Bank will pay the proceeds from the Limited Partner Loan to Litho. The prospective assignee will then be assigned the Partnership Interest and become a Limited Partner in the Partnership at the time the Bank releases the proceeds of his or its Limited Partner Loan to Litho. In the event an application is not accepted, all cash funds (without interest), the Guaranty and Loan Documents, if any, held in escrow will be returned to the rejected applicant. Notice of acceptance of the assignment materials and admission of a prospective assignee as a Limited Partner in the Partnership will be furnished promptly after the Assignment Closing (as defined below).

          Applications for the sale and assignment of Partnership Interests will be taken by MedTech Investments, Inc., a North Carolina corporation and an Affiliate of Litho and the Partnership (the "Sales Agent"). The Sales Agent has entered into a Sales Agency Agreement with Litho pursuant to which the Sales Agent has agreed to act as exclusive agent for the assignment of the Partnership Interests. The assignment period will commence on the date hereof and will terminate at 5:00 p.m., Honolulu, Hawaii time on August 24, 1998 (or earlier in the discretion of Litho), unless extended at the discretion of Litho for an additional period not to exceed 180 days (the "Assignment Closing").

Limited Partner Loans

          The purchase price for the Partnership Interests is payable in cash with the prospective assignee's cash funds or the proceeds of a Limited Partner Note. Financing under the Limited Partner Note was arranged by Litho with the Bank as provided in the Bank Commitment, attached hereto as Appendix A. If the prospective assignee wishes to finance the purchase price of his or its Partnership Interest as provided herein, he or she must deliver to the Sales Agent upon submission of his or its Assignment Packet an executed Limited Partner Note and Note Addendum, the form of which are attached as Exhibit A to the Bank Commitment, a Loan and Security Agreement, the form of which is attached as Exhibit B to the Bank Commitment, a Security Agreement, the form of which is attached as Exhibit C to the Bank Commitment and two UCC-1's, the form of which are attached to the Assignment Packet. The Limited Partner Note is repayable in 12 installments in the respective amounts set forth in the Bank Commitment. The installments are payable on each January 15th, April 15th, June 15th and September 15th commencing on September 15, 1998, with a 13th and final installment in an amount equal to the principal balance then owed on the Limited Partner Note and all accrued, unpaid interest thereon due and payable on September 15, 2001. Interest accrues at the Bank's "Prime Rate." The Prime Rate refers to that rate of interest established by the Bank and identified as such in literature published and circulated within the Bank's offices. Such term is used as a means of identifying a rate of interest index and not as a representation by the Bank that such rate is necessarily the lowest or most favorable rate of interest offered to borrowers of the Bank generally. A prospective assignee shall have no claim or right of action based on such premise. See the form of the Limited Partner Note attached as Exhibit A to the Bank Commitment.

          The Limited Partner Note will be secured by the cash flow distributions of the prospective assignee's Partnership Interest as provided in the Loan and Security Agreement and the Security Agreement and as evidenced by the UCC-1s. By executing the Loan and Security Agreement, the prospective assignee requests the Bank to extend the Bank Commitment to him or it if he or it is approved for a Limited Partner Loan. The Loan and Security Agreement also authorizes (i) the Bank to pay the proceeds of the Limited Partner Note directly to Litho and Litho to acknowledge receipt thereof and (ii) the Partnership to remit funds directly to the Bank out of the prospective assignee's share of any distributions represented by the prospective assignee's percentage Partnership Interest to fund installment payments due on the prospective assignee's Limited Partner Note. See the form of the Loan and Security Agreement attached as Exhibit B to the Bank Commitment which is attached hereto as Appendix A.

          If the prospective assignee is approved by the Bank and is acceptable to Litho, the Escrow Agent will release the Loan Documents to the Bank and the Bank will pay the proceeds of the Limited Partner Note to Litho. The prospective assignee will have substantial exposure under the Limited Partner Note. Regardless of the success of the Partnership, the prospective assignee will remain liable to the Bank under his or its Limited Partner Note according to its terms. The Bank can accelerate the entire principal amount of the Limited Partner Note in the event the Bank in good faith believes the prospect of timely payment or performance by the prospective assignee is impaired or the Bank otherwise in good faith deems itself or its collateral insecure and upon certain other events, including, but not limited to, nonpayment of any installment. The Bank may also request additional collateral in the event it deems the Limited Partner Note insufficiently secured.

          THE PROSPECTIVE ASSIGNEE SHOULD REVIEW CAREFULLY ALL THE PROVISIONS CONTAINED IN THE BANK COMMITMENT AND THE TERMS OF THE LIMITED PARTNER NOTE AND LOAN AND SECURITY AGREEMENT WITH HIS OR ITS COUNSEL AND FINANCIAL ADVISORS. LITHO DOES NOT ENDORSE OR RECOMMEND TO THE PROSPECTIVE ASSIGNEES THE DESIRABILITY OF OBTAINING FINANCING FROM THE BANK NOR DOES THE SUMMARY OF THE LOAN DOCUMENTS PROVIDED HEREIN CONSTITUTE LEGAL ADVICE.

          A Limited Partner's liability under a Limited Partner Note continues regardless of whether the Limited Partner remains a limited partner in the Partnership. A Limited Partner's liability under a Limited Partner
          Note is directly with the Bank. As a consequence, such liability cannot be avoided by claims, defenses or set-offs the Limited Partner may have against the Partnership or Litho. In addition to the suitability requirements discussed below and in the Memorandum, the prospective assignee must be approved by the Bank for purposes of its delivery of the Limited Partner Note. The Bank has established its own criteria for approving the creditworthiness of the prospective assignee and has not established objective minimum suitability standards. Instead, the Bank is empowered to accept or reject the prospective assignee. To enable the Bank and Litho to make credit and investor decisions, respectively, the prospective assignee must complete and deliver to Litho (i) in the case of individuals, a Purchaser Financial Statement in the form included in the Assignment Packet accompanying this Summary, or a substitute financial statement containing the same information as provided therein, and pages one and two of the prospective assignee's most recently filed Form 1040 U.S. Individual Income Tax Return, and (ii) in the case of entities, one copy of the prospective assignee s unaudited balance sheet and income statement for the past two years, and the prospective assignee's federal income tax return.

Offering Exemption

          The Partnership Interests are being offered and will be sold and assigned in reliance on (i) the exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(1) thereof, and (ii) the exemption from registration provided by Section 485-6(9) of the Hawaii Revised Statutes, 1968, as amended. The suitability standards set forth below have been established in order to comply with the terms of these offering exemptions.

Suitability Standards

          An investment in the Partnership involves a high degree of financial risk and is suitable only for persons of substantial financial means who have no need for liquidity in, and who can bear the loss of, the entire Partnership Interest investment. See "Risk Factors" in the Memorandum. Each assignee must also be at least 21 years old and otherwise duly qualified to acquire and hold limited partnership interests. Litho reserves the right to refuse to sell and assign Partnership Interests to any prospective assignee, subject to federal, Hawaii and other applicable state securities laws.

          Each prospective assignee must make an independent judgment, in consultation with his or its own counsel, accountant, investment advisor or business advisor, as to whether an investment in the Partnership Interests is advisable. The fact that such person meets Litho's or the Bank's suitability standards should in no way be taken as an indication that an investment in the Partnership Interests is advisable.

          It is anticipated that suitability standards comparable to those set forth above will be imposed by the Partnership in connection with resales, if any, of the Partnership Interests. Transferability of Partnership Interests is severely restricted by the Partnership Agreement and the Assignment Agreement. See "Summary of the Partnership Agreement" in the Memorandum.

Special Transferee Agreement

          Because the Partnership Agreement does not contemplate the ownership of limited partnership interests by a closely-held entity, the assignment of a Partnership Interest to a prospective entity assignee is further conditioned upon the execution of a Special Transferee Agreement. The Special Transferee Agreement provides for certain options and calls upon the occurrence of the dissolution of the entity, a change in control or ownership and other events as provided therein with respect to the Partnership Interest to be held by such entity.

How to Apply

          Prospective assignees who meet the qualifications for investment in the Partnership as set forth in this Summary, may apply for the purchase and assignment of a Partnership Interest by doing the following:

          a. Executing the Assignment Agreement and Power of Attorney and the Counterpart Signature Page to the Partnership Agreement (the forms of which are included in the Assignment Packet accompanying this Summary);

          b. Completing, dating and signing the Guaranty (the form of which is included in the Assignment Packet accompanying this Summary);

          c. Completing, dating and signing the Questionnaire and Statement of Assignee (the form of which is included in the Assignment Packet accompanying this Summary);

          d. Having any Purchaser Representative who has acted on behalf of the prospective assignee in connection with the purchase and assignment complete, date and sign the Purchaser Representative Questionnaire (a copy of which is available upon request to Litho);

          e. Either (i) in the case of individuals, completing, dating and signing the Purchaser Financial Statement (in the form included in the Assignment Packet), or in lieu thereof, substituting the prospective assignee's own personal executed financial statement, as long as such substitute statement contains the same information as in the form provided, and attaching to the Purchaser Financial Statement or substitute statement, as the case may be, pages one and two of the assignee's most recently filed Form 1040 U.S. Individual Income Tax Return, or (ii) in the case of entities, attaching one copy each of the prospective assignee's unaudited balance sheet and income statement for the past two years, and the prospective assignee's income tax return;

          f. If the prospective assignee is financing his or its purchase pursuant to the Limited Partner Loan, by completing and signing (on the front and the back), but not dating, a Limited Partner Note and signing the form of Note Addendum attached thereto (the form of which Limited Partner Note (including the Note Addendum) is included in the Assignment Packet and is attached as Exhibit A to the Bank Commitment);

          g. If the prospective assignee is financing his or its purchase pursuant to the Limited Partner Loan, by completing and signing (but not dating) the Loan and Security Agreement (the form of which is included in the Assignment Packet and is attached as Exhibit B to the Bank Commitment);

          h. If the prospective assignee is financing his or its purchase pursuant to the Limited Partner Loan, by completing and signing (but not dating) the Security Agreement (the form of which is included in the Assignment Packet and is attached as Exhibit C to the Bank Commitment);

          i. If the prospective assignee is financing his or its purchase pursuant to the Limited Partner Loan, by completing and signing two copies of the UCC-1 (the form of which is included in the Assignment Packet);

          j. In the case of an entity assignee, dating and executing the Special Transferee Assignee Agreement included in the Assignment Packet; and

          k. Delivering or mailing all of the foregoing to the Sales Agent at 2008 Litho Place, Fayetteville, North Carolina 28304. If a prospective assignee wishes to pay for his or its Partnership Interest in cash, he or she should delete steps (f), (g), (h) and (i) above and instead enclose a check in the amount of $5,000 per 1% Partnership Interest payable to "First-Citizens as Escrow Agent for Lithotripters, Inc. - Pacific Medical".

          All information provided by prospective assignees, including information in the Questionnaire and Statement of Assignee and any purchaser financial information, will be kept confidential and not disclosed except to Litho, the Partnership, the Bank and their respective counsel and Affiliates and, if required, to governmental and regulatory authorities. If a prospective assignee would like to request additional information concerning the Partnership prior to making a decision to acquire a Partnership Interest, please contact either the Sales Agent (Jim Brady, (800) 423-1055) or Litho (Joseph Jenkins, M.D., (800) 682-7971).